UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 15, 2012

EXLSERVICE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33089 (Commission File Number)	82-0572194 (I.R.S. Employer Identification No.)

280 Park Avenue, 38th Floor New York, New York 10017 (Address of principal executive offices)

Registrant’s telephone number, including area code:  (212) 277-7100

NOT APPLICABLE
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2012, Mr. Edward V. Dardani, a member of the Board of Directors of ExlService Holdings, Inc. (the “Company”), notified the Chairman of the Board of Directors of the Company, Mr. Vikram Talwar, of his decision to resign from the Board of Directors of the Company. Mr. Dardani’s resignation took effect as of June 15, 2012. Mr. Dardani was a member of the Nominating and Governance Committee.

Item 5.07.    Submission of Matters to a Vote of Security Holders.

On June 15, 2012, the Company held its annual meeting of stockholders.  At the meeting, stockholders voted on the following items: (1) the election of three Class III members of the Board of Directors of the Company, (2) the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2012 and (3) the approval of the compensation of the named executive officers of the Company.

Each of the three nominees for election to the Board of Directors was duly elected to serve as a director until the annual meeting of stockholders in 2015 or until his successor is duly elected and qualified in accordance with the by-laws of the Company. The final results of the voting were as follows:

Nominees	For	Withhold	Broker Non-Votes

Steven B. Gruber	29,222,761	1,010,516	884,086

Dr. Mohanbir Sawhney	23,857,376	6,375,901	884,086

Garen K. Staglin	29,222,761	1,010,516	884,086

The proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2012 was approved. The final results of the voting were as follows:

For	Against	Abstain	Broker Non-Vote

30,939,505	177,858	--	--

The proposal to approve the compensation of the named executive officers of the Company was approved.  The final results of the voting were as follows:

For	Against	Abstain	Broker Non-Vote

29,153,174	1,073,083	7,020	884,086

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXLSERVICE HOLDINGS, INC. (Registrant)

Date: June 19, 2012	By:	/s/ Amit Shashank
	Name:	Amit Shashank
	Title:	General Counsel and Corporate Secretary